Exhibit 99.4

CLT Email

CLT Members:

Today, we announced that Del Monte Foods has entered into a definitive agreement to be acquired by Kohlberg Kravis Roberts & Co. L.P. (KKR), Vestar Capital Partners and Centerview Partners for $19.00 per share. This is a significant development for our company and I wanted you to hear about this transaction directly from me.

This transaction is a clear endorsement of Del Monte’s strategic success and effective execution, and something that we should all be proud of. The hard work and dedication of our talented team, which includes each of you, has helped to transform Del Monte from a $1 billion consumer foods business into a branded pet and consumer products company with more than $3.7 billion in revenues.

In about 30 minutes, we will send the attached email from me to all Del Monte employees announcing the agreement. We will also include a link to an internal portal site that will house the press release and a frequently asked questions document.

Unfortunately, from an employee and senior leadership perspective, today is not the ideal day to announce this news. I would have much preferred to speak with you directly and enable you to reach out to your teams immediately. However, financial disclosure requirements have made this timing necessary.

I know that you may start receiving immediate inquiries from your teams, or may want to reach out to them proactively. I encourage you to do so, however it is imperative and required that you follow the SEC communication ground rules.

Keep in mind that it is likely that, at least at first, employees will have more questions than you have answers. Even so, it is important that you show leadership by communicating what you are able.

To aid your own understanding and your discussions with employees, attached are talking points and an employee FAQ document.

On Monday morning, we will hold a CLT call to discuss this news in more detail. I urge you to set up team meetings with your employees on Monday as well, and to do what you can to respond to inquiries between now and then.

It is important that we respond as completely as possible to the questions from all of our employees. Moving into next week, our corporate leadership team should focus on continuing our work to build a successful future.

This is a significant day for Del Monte, but it is also Thanksgiving. Personally, I am thankful for your continued hard work and am proud of all that we have achieved to build Del Monte into the extraordinarily valuable company it is today. I hope that you are enjoying this holiday with your family, including your pets.

Sincerely,

Rick

Additional Information and Where to Find It

In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Del Monte Foods Company, Attn: Corporate Secretary, P.O. Box 193575, San Francisco, California 94119-3575, telephone: (415) 247-3000, or from the Company’s website, http://www.delmonte.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 16, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.